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                                                                   EXHIBIT 4.31

                           GENERAL SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made as of the 22th day of April, 2001,

BETWEEN:

          WORLDWIDE FIBER HOLDINGS LTD., an Alberta Corporation,

          1000 - 1066 West Hastings Street
          Vancouver, B.C.  V6E 3X1

          (the "Debtor")

AND:

          360FINANCE LTD., an Alberta Corporation,
          1500 - 1066 West Hastings Street
          Vancouver, B.C.  V6E 3X1

          (the "Secured Party')

1.        SECURITY INTEREST

1.1       For consideration the Debtor does hereby:

     (a) mortgage, pledge and charge as and by way of a fixed and specific mortgage, pledge and charge, and assign and transfer to the Secured Party, and grant to the Secured Party a security interest in, all the Debtor's right, title and interest in and to all its presently owned or held and after acquired or held personal property, of whatever nature or kind and wheresoever situate, and all proceeds thereof and therefrom including:

          (i) all equipment, including, without limiting the generality of the foregoing, machinery, tools, fixtures, furniture, furnishings, chattels, motor vehicles and other tangible personal property that is not Inventory, and all parts, components, attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing (all of which is hereinafter collectively called the "Equipment");

          (ii) all inventory, including, without limiting the generality of the foregoing, goods acquired or held for sale or lease or furnished or to be furnished under contracts of rental or service, all raw materials, work in process, finished goods, returned goods, repossessed goods, and all packaging materials, supplies and containers relating to or used or consumed in connection with any of the foregoing (all of which is hereinafter collectively called the "Inventory");

          (iii) all debts, accounts, claims, demands, monies and choses in action which now are, or which may at any time hereafter be, due or owing to or owned by the Debtor and all books, records, documents, papers and electronically recorded data recording, evidencing or relating to the said debts, accounts, claims, demands, monies and choses in action or any part thereof (all of which is hereinafter collectively called the "Accounts");

          (iv) all documents of title, chattel paper, instruments, securities and money, and all other goods of the Debtor that are not Equipment, Inventory or Accounts;
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          (v)    all contractual rights, licenses, goodwill, patents,
                 trademarks, trade names, copyrights and other intellectual property of the Debtor, all other choses in action of the Debtor of every kind which now are, or which may at any time hereafter be, due or owing to or owned by the Debtor, and all other intangible property of the Debtor which is not Accounts, chattel paper, instruments, documents of title, securities or money;

          (vi) without limiting the generality of the foregoing, the personal property described in Schedule A hereto (except for the personal property described in Section 2.2); and

     (b) charge as and by way of a floating charge, and grant to the Secured Party a security interest in and to:

          (i) all the Debtor's right, title and interest in and to all its presently owned or held and after acquired or held real, immovable and leasehold property and all interests therein, and all easements, right-of-way, privileges, benefits, licenses, improvements and rights whether connected therewith or appurtenant thereto or separately owned or held, including all structures, plant and other fixtures (all which is hereinafter collectively called the "Real Property"); and

          (ii) all assets and undertaking of the Debtor, of whatsoever nature or kind and wheresoever situate, and all proceeds thereof and therefrom, other than such of its assets and undertakings as are otherwise validly and effectively subject to the charges and security interests in favour of the Secured Party created pursuant to this Clause 1.1.

1.2 The charges, assignments and transfers and security interests created pursuant to Clause 1.1 are hereinafter collectively called the "Security Interests", and the property subject to the Security Interests and all property, assets and undertakings expressed to be charged, assigned or transferred or secured by any instruments supplemental hereto or in implementation hereof are hereinafter collectively called the "Collateral".

2.        EXCEPTIONS

2.1 The last 10 days of term created by any lease of property or agreement therefor are hereby excepted out of any charge or security interest created by this Security Agreement but the Debtor shall stand possessed of the reversion thereby remaining upon trust to assign and dispose thereof to any third party as the Secured Party shall direct.

2.2 Any shares of Urbanlink Holdings Ltd. or WFI Urbanlink Ltd. now owned or hereafter acquired by the Debtor are hereby excepted out of any charge or security interest created by this Security Agreement.

3.        ATTACHMENT

3.1 Subject to Clause 3.2, the Debtor acknowledges that the Security Interests hereby created attach upon the execution of this Security Agreement (or in the case of any after acquired property, upon the date of acquisition thereof), that value has been given, and that the Debtor has (or in the case of any after acquired property, will have upon the date of acquisition) rights in the Collateral.

3.2 The Security Interests shall not attach to any shares of the Company that are subject to the terms and conditions of a Lock-Up Agreement dated April 19, 2000 by the Debtor in favour of Goldman, Sachs & Company, and others (the "Lock-Up Agreement"), but only to the extent that any such Security Interest would have


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the effect of causing the Debtor to be in breach of the terms of such Lock-Up
Agreement, provided however that for greater clarity, the Security Interests shall attach to such shares on the earlier of the time that:

          (i) the consents thereto of the underwriters and the Company under the Lock-Up Agreement have been obtained, or

          (ii)   the Lock-Up Agreement has terminated.

4.        PROHIBITIONS

          Without the prior written consent of the Secured Party, or except as otherwise provided herein, the Debtor shall not have power to:

     (a) create or permit to exist any security interest in, charge, encumbrance or lien over, or claim against any of its property, assets, or undertakings; or

     (b) grant, sell, or otherwise assign any of its property, assets or undertaking.

5.        OBLIGATIONS SECURED

          This Security Agreement and the Security Interests hereby created are in addition to and not in substitution for any other security interest now or hereafter held by the Secured Party from the Debtor or from any other person whomsoever and shall be general and continuing security for the payment of all principal and interest payable by the Debtor pursuant to this Security Agreement, the Promissory Note, and all other agreements contemplated hereunder, and for the performance of all obligations of the Debtor to the Secured Party contained in this Security Agreement, the Promissory Note, and all other agreements contemplated hereunder (all of which indebtedness, liability and obligations are hereinafter collectively called the "Obligations").

6.        OBLIGATIONS TO REPAY

6.1 The Debtor shall pay to the Secured Party on account of the Obligations an amount equal to:

     (a) the Net After-Tax Proceeds of any payments made to the Debtor from the Ledcor Limited Partnership ("LLP") including, without limitation, any distribution pursuant to section 8.5 (d) (i) of the Limited Partnership Agreement of Ledcor Limited Partnership dated November 17, 1999, as amended by Amending Agreement No. 1 dated March 31, 2000 (the "Partnership Agreement");

     (b) any payment received by the Debtor on account of the indebtedness owed to the Debtor by Gregory B. Maffei ("GBM") pursuant to an amended and restated promissory note dated December 22, 1999 and amended as of April 22, 2001 (the "GBM Note") in the principal amount of US $77,500,000 made by GBM in favour of the Debtor (other than payments consisting of the satisfaction of certain put obligations of the Debtor, through setting off the GBM Note obligations);

     (c) the Net After-Tax Proceeds received by the Debtor through or resulting from the sale or other disposition of any shares or securities (including partnership units or other interests), including


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          without limitation, resulting from any sale of shares of the
          Company, Urbanlink Holdings Ltd. or WFI Urbanlink Ltd.;

     (d) the Net After-Tax Proceeds of the exercise price received by the Debtor from the holders of options granted by the Debtor to acquire Subordinate Voting Shares of the Company.

6.2 All such payments required to be made under this clause shall be made forthwith after actual receipt of funds by the Debtor and, where the payment consists of Net After-Tax Proceeds, such payment will be accompanied by the applicable Tax Calculation Statement.

6.3 Forthwith after actual receipt of funds referred to in clause 6.1 by the Debtor, the Debtor shall:

     (a)  make all payments required by clause 6.1; and

     (b) deliver to the Secured Party a Tax Calculation Statement in respect thereof.

6.4 No later than four months after the end of each fiscal year of the Debtor, the Debtor shall:

     (a)  deliver an Annual Reconciliation Statement to the Secured Party; and

     (b) pay to the Secured Party any Adjustment Amount required thereby to be paid by the Debtor to the Secured Party for application to the Obligations.

Unless the Secured Party exercises its right in clause 6.5 to audit the Annual Reconciliation Statement, the Secured Party shall pay to the Debtor (without set-off) any Adjustment Amount required thereby to be paid by the Secured Party within 30 days after receipt of the Annual Reconciliation Statement. If, at any time within 30 days after delivery of an Annual Reconciliation Statement, the Secured Party disputes any calculation of tax in the Annual Reconciliation Statement, the Secured Party shall be entitled to exercise its rights of audit herein and, upon the conclusion of such audit, the Debtor shall pay to the Secured Party or the Secured Party shall pay to the Debtor (without set-off), as the case may be, such amount as may be determined by such audit.

6.5 The Secured Party or its auditors shall be entitled to audit and to request and receive copies of all documents and financial records as may be reasonably required to verify the accuracy of any Tax Calculation Statement, any Annual Reconciliation Statement, or the calculation of the estimated or actual taxes.

7.        REPRESENTATIONS AND WARRANTIES

7.1 The Debtor represents and warrants that this Security Agreement is granted in accordance with resolutions of the directors (and of the shareholders as applicable) of the Debtor, and all other matters and things have been done and performed so as to authorize and make the execution and delivery of this Security Agreement, and the performance of the Debtor's obligations hereunder, legal, valid and binding.


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7.2       The Debtor represents and warrants that the Debtor lawfully owns and possesses and is the registered holder (as applicable) and beneficial owner of all presently held Collateral described in the Schedule hereto, which is a true and complete list of all presently owned or held assets of the Debtor, and the Debtor has good title thereto, free from all security interests, charges, encumbrances, liens and claims (including, without limitation, commitments or options to transfer, sell, or otherwise dispose of any such assets, except as otherwise disclosed herein), save only the charges or security interests consented to in writing by the Secured Party or shown in Schedule A, and the Debtor has good right and lawful authority to grant a security interest in the Collateral as provided by this Security Agreement.

7.3 The Debtor represents and warrants that except as disclosed in the Schedule hereto the Debtor has no indebtedness for monies borrowed or obligations owed, other than indebtedness incurred in the ordinary course of business for day to day operating expenses.

7.4 The Debtor represents and warrants that there are no outstanding material orders, notices or similar requirements issued by any government authority to the Debtor, or of which it is aware that would affect the perfection or attachment of the Security Interests, or would materially adversely affect the ability of the Debtor to perform its obligations under this Security Agreement.

7.5 The Debtor represents and warrants that there are no actions, suits, judgements, proceedings or claims or, to the best of the knowledge of Debtor, any investigations, outstanding or pending or threatened against or affecting the Debtor that would affect the perfection or attachment of the Security Interests or would materially adversely affect its ability to perform any of its obligations under this Security Agreement, and the execution or performance of this Security Agreement by the Debtor will not give rise to a right on the part of any person that would affect the perfection or attachment of the Security Interests or materially adversely affect the ability of the Debtor to perform any of its obligations under this Security Agreement (other than the Lock-Up Agreement).

7.6 The Vendor represents and warrants that the making of this Agreement, the performance of and compliance with the terms of this Agreement by Debtor, and (except in respect of the Lock-Up Agreement) the attachment and perfection of the Security Interests does not and will not:

     (i) conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating documents of Debtor;

     (ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgement, order, injunction, decree, regulation or ruling of any government authority, to which Debtor is subject, or constitute or result in a default under any agreement, contract or commitment (other than the Lock-Up Agreement) to which Debtor is a party or by which its properties or assets are bound.

7.7 Except in respect of the Lock-Up Agreement, no consent or approval which has not been obtained is required from any person in order to effect the perfection and attachment of the Security Interests to the Collateral now owned by the Debtor.

8.        COVENANTS OF THE DEBTOR

8.1 The Debtor covenants that at all times while this Security Agreement remains in effect the Debtor will:

     (a) defend the title to the Collateral for the benefit of the Secured Party against the claims and demands of all persons;

     (b) fully and effectually maintain and keep maintained the Security Interests hereby created valid and effective;


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     (c)  maintain the Collateral in good order and repair;

     (d)  forthwith pay:

          (i) all security interests, charges, encumbrances, liens and claims which rank or could in any event rank in priority to any Security Interest created by this Security Agreement;

          (ii) all costs, charges, expenses and legal fees and disbursements (on a solicitor and his own client basis) which may be incurred by the Secured Party in connection with all actions and proceedings taken or required as a result of the occurrence of an Event of Default in order to preserve the Collateral or protect the Secured Party's rights under this Security Agreement, whether or not the Secured Party has exercised any of its remedies under clause 13;

     (e) at the Secured Party's request at any time and from time to time, execute and deliver, or cause to be delivered, such further and other documents and instruments, such as specific pledges of securities and accompanying stock powers of attorney, and do all acts and things as the Secured Party, acting reasonably, requires in order to confirm and perfect, and maintain perfection of, the Security Interests hereby created;

     (f)  notify the Secured Party promptly of:

          (i) any change in the information contained herein relating to the Debtor, its business or the Collateral, including without limitation any change of name or address of the Debtor and any change in the present location of any Collateral;

          (ii)   the details of any material acquisition of Collateral;

          (iii)  any material loss or damage to Collateral; and

          (iv) any material default by GBM in payment or other performance of his obligations to the Debtor;

     (g) prevent Collateral from being sold, leased, or otherwise disposed of except as permitted hereby, or from being or becoming an accession to other property not covered by this Security Agreement;

     (h) carry on and conduct its business in a proper and business-like manner, including maintenance of proper books of account and records;

     (i)  permit:

          (A) the Secured Party and its representatives, at all reasonable times, access to the books and records of the Debtor relating to that Collateral listed in Schedule A hereto and proceeds thereof and to any assets acquired by the Debtor after the date of this Security Agreement; and

          (B) the auditors of the Secured Party, at reasonable times in the course of an audit under paragraph 6.5 access to those records of the Debtor which are relevant to the audit; and

     (j) deliver to the Secured Party from time to time promptly upon request any documents of title, instruments, securities and chattel paper constituting, representing or relating to Collateral.

8.2 The Debtor covenants that at all times while this Security Agreement remains in effect, without the prior written consent of the Secured Party, it will not:


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     (a)  declare or pay any dividends;

     (b) purchase or redeem any of its shares or otherwise reduce its share capital;

     (c)  become guarantor of any obligation;

     (d) become an endorser in respect of any obligation or otherwise become liable upon any note or other obligation other than bills of exchange deposited to the bank account of the Debtor, or in relation to its corporate affairs or the business described in subsection 8.2(e); or

     (e) conduct any business other than as a holding company for the assets described in Schedule A and assets acquired after the date hereof;

     (f) incur any indebtedness for monies borrowed or obligations owed other than the liabilities disclosed in the Schedule hereto and indebtedness incurred in the ordinary course of business for day to day operating expenses;

     (g) without limiting the generality of any other provision of this Security Agreement, make any short sale of, grant any warrants or options to purchase, make any other sale of any shares, or any securities convertible into, exchangeable for, or that represent the right to receive shares, it being the intention to prohibit any hedging or other transaction which is designed to or which reasonably could be expected to result in a sale or disposition of shares by the Debtor or another person, or of any other security that includes, relates to or derives any significant part of its value from shares held by the Debtor, except as expressly permitted herein; or

     (h) do any acts or things in its capacity as a limited partner of the LLP or otherwise that could adversely affect the continued right and entitlement of the Debtor to receive distributions from the LLP.

8.3 The Debtor shall deliver or cause to be delivered to the Secured Party within 60 days of the date of this Security Agreement a copy of the balance sheet as of April 22, 2001 for each of the Debtor and LLP. The balance sheet of the Debtor shall verify the ownership by the Debtor of the assets described in Schedule A. The Debtor shall deliver or cause to be delivered to the Secured Party, within 120 days after the end of each fiscal year of the Debtor and LLP, respectively, a copy of the balance sheet for each of the Debtor and LLP as at the end of its fiscal year. The balance sheets shall be certified by the Chief Financial Officer of the Debtor and LLP, respectively, and, at the request and expense of the Secured Party, the balance sheets shall be audited and accompanied by the report of the auditor thereon.

8.4 Without limiting the generality of any other provision of this Security Agreement, the Debtor agrees as follows:

     (a) To the extent not delivered with this Agreement, the Debtor shall forthwith deliver to the Secured Party all share certificates, unit certificates, or similar securities and instruments that evidence ownership or title to the shares described in paragraphs 1 and 2 of Schedule A and the units of the LLP described in paragraph 3 of Schedule A.

     (b) The Debtor shall use all reasonable commercial efforts to obtain any consents, authorizations, waivers, and approvals as may be required for the attachment of the Security Interests to the shares described in paragraphs 1 and 2 of Schedule A, including, without limitation, the consents required under the Lock-Up Agreement.

     (c)  Immediately on the earlier of:


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          (i)    such time as the consents thereto of the underwriters and of the Company under the Lock-Up Agreement have for obtained (including, without limitation, a consent in relation to any shares acquired by the Debtor pursuant to any right held by GBM to put such shares to the Debtor); or

          (ii)   the expiry of the term of the Lock-Up Agreement;

                 the Debtor shall forthwith execute and deliver, or cause to be executed and delivered, one or more Pledges of the shares described in paragraphs 1 and 2 of Schedule A, in the form of Schedule B, or such other form as the Secured Party may reasonably require, completed to accurately described such shares together with all certificates for such shares required to be pledged thereby (which are not then in the possession of the Secured Party) and such blank executed and guaranteed stock powers of attorney as the Secured Party may require, and any other shares of the Company held by the Debtor from time to time, including any such shares as are acquired by the Debtor pursuant to any put right held by GBM to put such shares to the Debtor. For greater clarity, if one or more such consents are obtained from the underwriters and the Company in respect of some portion of such shares, the provisions of this paragraph shall separately apply for each such consent.

     (d) If the Debtor at any time hereafter acquires any shares or securities issued by any person, the Debtor shall forthwith notify the Secured Party in writing and, if requested by the Secured Party, the Debtor shall forthwith execute and delivery, or cause to be executed and delivered, one or more pledges of such shares on securities in the form attached as Schedule B, or such other form as the Secured Party may reasonably require, completed to accurately describe such shares or securities, together with all certificates for such shares and such blank executed and guaranteed stock powers of attorney as the Secured Party may require.

     (e)  The Debtor covenants and agrees with the Secured Party that:

          (i) at the request of the Secured Party upon the occurrence of an Event of Default, the Debtor will, at its own expense, execute all such transfers and documents as may be reasonably required, with all such powers of sale and other necessary powers as may be expedient for vesting in the name of the Secured Party, all of the Units, and will use all reasonable efforts to cause the register of members of the LLP to be endorsed to show the Secured Party as the owner of the Units;

          (ii) the Secured Party shall not be bound under any circumstances to realize upon any of the Units or allow any Units to be sold, and shall not be responsible for any loss occasioned by any sale of any collateral or by the retention of or refusal to sell the same, nor shall the Secured Party be obliged to collect or see to the payment of interest or dividends thereon, but all such interest or dividends, if an when received by the Debtor shall be forthwith paid to the Secured Party.

     (f) In addition to the rights and remedies of the Secured Party under clause 13, the Debtor agrees with the Secured Party that upon the occurrence of an Event of Default, which is not waived by the Secured Party, upon giving five days written notice to the Debtor:

          (i) the Secured Party may forthwith, without any further demand, and without any advertisement or any other formality, all of which are hereby waived, sell the Units or any of them on any recognized exchange dealing in such Units or by public or private sale as fully and effectually as if the Secured Party were the absolute owner thereof;

          (ii) the Secured Party or any officer thereof, as the attorney irrevocable of the Debtor, may transfer all or any of the Units and may fill in all blanks in any transfers of stocks, bonds or debentures or any power of attorney or other documents delivered to it;


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          (iii)  the Secured Party shall be entitled to vote upon the Units at any meeting whether special or general at which the holder of the Units is entitled to vote, and is also hereby authorized to give and grant to such person or persons as it may deem best power to vote upon the Units.

9.        INSURANCE

9.1 The Debtor covenants that at all times while this Security Agreement is in effect the Debtor shall:

     (a) maintain or cause to be maintained insurance on the Collateral with an insurer, of kinds, for amounts and payable to such person or persons, all as the Secured Party may require, and in particular maintain insurance on the Collateral to the full insurable value against loss or damage by fire including extended coverage endorsement and in the case of motor vehicles, maintain insurance against theft;

     (b) cause the insurance policy or policies required hereunder to be assigned to the Secured Party and have as part thereof a standard mortgage clause or a mortgage endorsement, as appropriate; and

     (c) pay any premium in connection with such insurance, and deliver all such policies to the Secured Party, if it so requires.

9.2 If proceeds of any insurance required hereunder become payable, the Secured Party may, in its absolute discretion apply such proceeds to such part or parts of the Obligations as the Secured Party may see fit or the Secured Party may release any such insurance proceeds to the Debtor for the purpose of repairing, replacing or rebuilding, but any release of insurance proceeds to the Debtor shall not operate as a payment on account of the Obligations or in any way affect this Security Agreement.

9.3 The Debtor will forthwith, on the happening of loss or damage to the Collateral, notify the Secured Party thereof and furnish to the Secured Party at the Debtor's expense any necessary proof and do any necessary act to enable the Secured Party to obtain payment of the insurance proceeds, but nothing herein contained shall limit the Secured Party's right to submit to the insurer a proof of loss on its own behalf.

9.4 The Debtor hereby authorizes and directs the insurer under any policy of insurance required hereunder to include the name of the Secured Party as a loss payee on any cheque or draft which may be issued with respect to a claim under and by virtue of such insurance, and the production by the Secured Party to any insurer of a certified copy of this Security Agreement shall be its full and complete authority for so doing.

9.5 If the Debtor fails to maintain insurance as required by Clause 8.1, the Secured Party may, but shall not be obliged to, maintain or effect such insurance coverage, or so much thereof as the Secured Party considers necessary for its protection.

10.       PERFORMANCE OF OBLIGATIONS

          If the Debtor fails to perform its obligations hereunder, the Secured Party may, but shall not be obliged to, perform any or all of such obligations without prejudice to any other rights and remedies of the Secured Party hereunder, and any payments made and any costs, charges, expenses and legal fees and disbursements (on a solicitor and his own client basis) incurred in connection therewith shall be payable by the Debtor to the Secured Party forthwith with interest until paid at the highest rate borne by any of the Obligations.


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11.       RESTRICTIONS ON SALE OR DISPOSAL OF COLLATERAL

11.1 Except as herein provided, without the prior written consent of the Secured Party the Debtor will not:

     (a) sell, lease or otherwise dispose of the Collateral or any other property, asset or undertaking;

     (b)  release, surrender or abandon possession of the Collateral; or

     (c) move or transfer the Collateral from the jurisdictions in which the Security Interests hereby created have been perfected.

11.2 Provided that no Event of Default has occurred and is continuing, the Debtor may at any time without the consent of the Secured Party:

     (a)  dispose of:

          (i) up to 25,289,117 Subordinate Voting Shares of the Company, by way of gift to charity and certain employees and associates, or by granting options relating thereto, or by transferring them to a wholly owned subsidiary of the Debtor in accordance with clause 11.4; and

          (ii) shares of the Company to Urbanlink Holdings Ltd. or WFI Urbanlink Ltd. pursuant to existing contractual obligations of the Debtor;

     (b) sell any other shares of the Company, or shares of Urbanlink Holdings Ltd., or WFI Urbanlink Ltd., provided that the Debtor complies with paragraph 6.1(c) and (d), as the case may be;

provided however that:

     (c) any consideration consisting of cash or cash equivalents received for such disposition or sale shall be paid to the Secured Party to the extent required by clause 6.1;

     (d) any consideration not consisting of cash or cash equivalents shall be subject to the Security Interests (except as provided in clause 2.2 and clause 3.2).

11.3 Subject to clause 11.4, the Debtor shall be entitled to a partial discharge of this Security Agreement in respect of any disposition permitted by paragraph 11.2 (a) without any partial payment on account of the Obligations. The Debtor shall not be entitled to a partial discharge of this Security Agreement in respect of the sale of the shares permitted by paragraph 11.2 (b) until the Secured Party has received the payment required by paragraphs 6.1(c) or (d), as the case may be, and has perfected the Security Interests described in paragraph 11.2(d).

11.4 Any permitted transfer of Subordinate Voting Shares of the Company to a wholly owned subsidiary of the Debtor is subject to continuing Security Interests in such shares, and is conditional upon such subsidiary giving a guarantee to the Secured Party of the Obligations, a security agreement in substantially the form of this Security Agreement, with such changes thereto as the Secured Party may reasonably require, and an undertaking that it will not carry on any business or activity other than the holding and disposing of such Subordinate Voting Shares as permitted by clause 11.2. The Debtor shall cause such subsidiary to remain a wholly owned subsidiary, and the subsidiary ceasing to be a wholly owned subsidiary or breaching the above undertaking will be an event of default under the general security agreement to be granted by such subsidiary.


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12.     DEFAULT

12.1 The Debtor shall be in default under this Security Agreement, unless waived by the Secured Party, in any of the following events, each of which is an "Event of Default":

     (a) the Debtor makes default in payment when due of any indebtedness or liability of the Debtor to the Secured Party under the Promissory Note or this Security Agreement; or

     (b) the Debtor is in breach of any term, condition, obligation or covenant to the Secured Party, or any representation or warranty to the Secured Party is untrue, whether contained in this Security Agreement, the Promissory Note, or any other agreement delivered by the Debtor in connection with the transactions to which the Promissory Note and this Security Agreement relate, and such breach is not cured within 10 days following notice thereof given by the Secured Party to the Debtor; or

     (c) the Debtor declares itself to be insolvent or admits in writing its inability to pay its debts generally as they become due, or makes an assignment for the benefit of its creditors, is declared bankrupt, makes a proposal or otherwise takes advantage of provisions for relief under the Bankruptcy and Insolvency Act, the Companies' Creditors Arrangement Act or similar legislation in any jurisdiction; or

     (d) a receiver, receiver and manager or receiver manager of all or any material part of the Collateral is appointed; or

     (e) an order is made or an effective resolution is passed for winding up the Debtor; or

     (f) any breach by LLP of its covenants to the Secured Party pursuant to a Covenant and Consent of Ledcor Limited Partnership dated April 22, 2001 given by LLP and by 929845 Alberta Ltd., as general partner for and on behalf of LLP in favour of the Secured Party; or

     (g) the Debtor creates or permits to exist any security interest in, charge, encumbrance, lien on or claim against any of the Collateral; or

     (h) the holder of any other security interest, charge, encumbrance or lien on or claim against any of the Collateral does anything to enforce or realize on such security interest, charge, encumbrance, lien or claim.

12.2 For the purposes of Section 203 of the LAND TITLE ACT (B.C.), the floating charge created by this Security Agreement over Real Property shall become a fixed charge upon the earliest of the occupancy or and Event of Default described in paragraphs 12.1(c), (d) or (e), or the Bank taking any action pursuant to clause 13 to enforce and realize the Security Interests created by this Security Agreement.

13.       ENFORCEMENT

13.1 Upon the happening of an Event of Default the Secured Party may declare any or all of the Obligations to become immediately due and payable and the security hereby constituted will immediately become enforceable. To enforce and realize on the Security Interests created by this Security Agreement the Secured Party may take any action permitted by law or in equity, as it may deem expedient, and in particular and without limiting the generality of the foregoing, the Secured Party may do any of the following:

     (a) appoint by instrument a receiver, receiver and manager or receiver manager (the person so appointed being hereinafter called the "Receiver") of the Collateral, with or without bond as the

          Secured Party may determine, and from time to time in its absolute discretion remove such Receiver and appoint another in its stead;

     (b) enter upon any premises of the Debtor and take possession of the Collateral with power to exclude the Debtor, its agents and its servants therefrom, without becoming liable as a mortgagee in possession;

     (c) preserve, protect and maintain the Collateral and make such replacements thereof and repairs and additions thereto as the Secured Party may deem advisable;

     (d) sell, lease or otherwise dispose of all or any part of the Collateral, whether by public or private sale or lease or otherwise, in such manner, at such price as can be reasonably obtained therefor and on such terms as to credit and with such conditions of sale and stipulations as to title or conveyance or evidence of title or otherwise as to the Secured Party may seem reasonable, provided that if any sale, lease or other disposition is on credit the Debtor will not be entitled to be credited with the proceeds of such sale, lease or other disposition until the monies therefor are actually received; and

     (e) exercise all of the rights and remedies of a secured party under the Act.

13.2 A Receiver appointed pursuant to this Security Agreement shall be the agent of the Debtor and not of the Secured Party and, to the extent permitted by law or to such lesser extent permitted by its appointment, shall have all the powers of the Secured Party hereunder, and in addition shall have power to carry on the business of the Debtor and for such purpose from time to time to borrow money either secured or unsecured, and if secured by a security interest on any Collateral, such security interest may rank before or pari passu with or behind any of the Security Interests created by this Security Agreement, and if it does not so specify such security interest shall rank in priority to the Security Interests created by this Security Agreement.

13.3 Subject to the claims, if any, of the creditors of the Debtor ranking in priority to this Security Agreement, all amounts realized from the disposition of Collateral pursuant to this Security Agreement will be applied as the Secured Party, in its absolute discretion, may direct as follows:

     (a) in payment of all costs, charges and expenses (including legal fees and disbursements on a solicitor and his own client basis) incurred by the Secured Party in connection with or incidental to:

          (i) the exercise by the Secured Party of all or any of the powers granted to it pursuant to this Security Agreement by reason of the occurrence of an Event of Default; and

          (ii) the appointment of the Receiver and the exercise by the Receiver of all or any of the powers granted to it pursuant to this Security Agreement, including the Receiver's reasonable remuneration and all outgoings properly payable by the Receiver;

     (b) in or toward payment to the Secured Party of all principal and other monies (except interest) due in respect of the Obligations;

     (c) in or toward payment to the Secured Party of all interest remaining unpaid in respect of the Obligations.

          Subject to applicable law and the claims, if any, of other creditors of the Debtor, any surplus will be paid to the Debtor.

14.       DEFICIENCY

          If the amounts realized from the disposition of the Collateral are not sufficient to pay the Obligations in full the Debtor will immediately pay to the Secured Party the amount of such deficiency.

15.       LIABILITY OF SECURED PARTY

          The Secured Party shall not be responsible or liable for any debts contracted by it, for damages to persons or property or for salaries or non-fulfillment of contracts during any period when the Secured Party shall manage the Collateral upon entry, as herein provided, nor shall the Secured Party be liable to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or for any default or omission for which a mortgagee in possession may be liable. The Secured Party shall not be bound to do, observe or perform or to see to the observance or performance by the Debtor of any obligations or covenants imposed upon the Debtor nor shall the Secured Party, in the case of securities, instruments or chattel paper, be obliged to preserve rights against other persons, nor shall the Secured Party be obliged to keep any of the Collateral identifiable. The Debtor hereby waives any applicable provision of law permitted to be waived by it which imposes higher or greater obligations upon the Secured Party than aforesaid.

16.       APPOINTMENT OF ATTORNEY

          The Debtor hereby irrevocably appoints the Secured Party or the Receiver, as the case may be, with full power of substitution, to be the attorney of the Debtor for and in the name of the Debtor to sign, endorse or execute under seal or otherwise any deeds, documents, transfers, cheques, instruments, demands, assignments, assurances or consents that the Debtor is obliged to sign, endorse or execute and generally to use the name of the Debtor and to do all things as may be necessary or incidental to the exercise of all or any of the powers conferred on the Secured Party or the Receiver, as the case may be, pursuant to this Security Agreement.

17.       ACCOUNTS

          Notwithstanding any other provision of this Security Agreement, while an Event of Default is continuing the Secured Party may collect, realize, sell or otherwise deal with the Accounts or any part thereof in such manner, upon such terms and conditions and at such time or times as it may deem appropriate. Prior to the occurrence of an Event of Default the Debtor shall be entitled to collect, receive and deal with Accounts and proceeds thereof in the ordinary course of business, except as provided in clause 4(a).

18.       APPROPRIATION OF PAYMENTS

          Any and all payments made in respect of the Obligations from time to time and monies realized from any security interests held therefor (including monies collected in accordance with or realized on any enforcement of this Security Agreement) may be applied to such part or parts of the Obligations as the Secured Party may see fit, and the Secured Party may at all times and from time to time change any appropriation as the Secured Party may see fit.

19.       LIABILITY TO ADVANCE

          None of the preparation, execution, perfection and registration of this Security Agreement or the advance of any monies shall bind the Secured Party to make any advance or loan or further advance or loan, or renew any note or extend any time for payment of any indebtedness or liability of the Debtor to the Secured Party.

20.       WAIVER

          The Secured Party may from time to time and at any time waive in whole or in part any right, benefit or default under any clause of this Security Agreement but any such waiver of any right, benefit or default on any occasion shall be deemed not to be a waiver of any such right, benefit or default thereafter, or of any other right, benefit or default, as the case may be. No waiver shall be effective unless it is in writing.

21.       NOTICE

          Any notice, direction, request or other communication required or contemplated by any provision of this Security Agreement will be given in writing and will be given by delivering or faxing the same to the parties as follows:

     (a)  To 360finance at:

          360finance ltd.
          Suite 1500 - 1066 West Hastings Street
          Vancouver, BC   V6E 3X1

          Attention:        Secretary
          Fax No.:          (604) 648-7747

     (b)  To WFHL at:

          Worldwide Fiber Holdings Ltd.
          Suite 1000 - 1066 West Hastings Street
          Vancouver, BC   V6E 3X1

          Attention:        Vice President, Finance
          Fax No.:          (604) 681-5372

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission. Any party may change its fax number or address for service from time to time by written notice in accordance with this clause.

22.       EXTENSIONS

          The Secured Party may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromise, settle, grant releases and discharges, refrain from perfecting or maintaining perfection of security interests, and otherwise deal with the Debtor, account debtors of the Debtor, sureties and others and with Collateral and other security interests as the Secured Party may see fit without prejudice to the liability of the Debtor or the Secured Party's right to hold and realize on the Security Interests created by this Security Agreement.

23.       NO MERGER

          This Security Agreement shall not operate so as to create any merger or discharge of any of the Obligations, or of any assignment, transfer, guarantee, lien, contract, promissory note, bill of exchange or security interest of any form held or which may hereafter be held by the Secured Party from the Debtor or from any other person whomsoever. The taking of a judgment with respect to any of the Obligations will not operate as a merger of any of the covenants contained in this Security Agreement.

24.       RIGHTS CUMULATIVE

          All rights and remedies of the Secured Party set out in this Security Agreement, and in any other security agreement held by the Secured Party from the Debtor or any other person whomsoever to secure payment and performance of the Obligations, are cumulative and no right or remedy contained herein or therein is intended to be exclusive but each is in addition to every other right or remedy contained herein or therein or in any future security agreement, or now or hereafter existing at law, in equity or by statute, or pursuant to any other agreement between the Debtor and the Secured Party that may be in effect from time to time.

25.       ASSIGNMENT

          The Secured Party may, without further notice to the Debtor, at any time assign, transfer or grant a security interest in this Security Agreement and the Security Interests created hereby. The Debtor expressly agrees that the assignee, transferee or secured party, as the case may be, shall have all of the Secured Party's rights and remedies under this Security Agreement and, subject to the equities between the parties, the Debtor will pay the Obligations to the assignee, transferee or secured party, as the case may be, as the Obligations become due.

26.       SATISFACTION AND DISCHARGE

          Any partial payment or satisfaction of the Obligations or any ceasing by the Debtor to be indebted to the Secured Party shall be deemed not to be a redemption or discharge of this Security Agreement. The Debtor shall be entitled to partial discharges of this Security Agreement as provided in Clause 11.3, and from time to time to a full release and discharge of this Security Agreement upon full payment and satisfaction of all Obligations, and upon written request by the Debtor. Upon the Debtor becoming entitled to any partial or total discharge, the Secured Party shall deliver to the Debtor any instruments or securities in the possession of the Secured Party which are the subject matter of the partial or total discharge, but only to the extent that the same are so discharged.

27.       CURRENCY INDEMNITY

27.1      If:

     (a) any amount payable under, or in connection with any matter relating to or arising out of the Obligations, the Promissory Note or this Security Agreement is received by the Secured Party in a currency (herein called the "Payment Currency") other than that agreed to be payable hereunder or thereunder (the "Agreed Currency"), whether voluntarily or pursuant to an order, judgment or decision of any court, tribunal, arbitration panel or administrative agency or as a result of any bankruptcy, receivership, liquidation or other insolvency type proceedings or otherwise; and

     (b) the amount so produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency;

     then:

     (c) the amount so received shall constitute a discharge of the liability of the Debtor under or in connection with this Security Agreement and the Promissory Note only to the extent of the amount received following the conversion described in paragraph (b) above; and

     (d) the Debtor shall indemnify and save the Secured Party harmless from and against such deficiency and any loss or damage arising as a result thereof.

Any conversion pursuant to this Clause 27.1 shall be made at such prevailing rate of exchange on the date the Payment Currency is received by the Secured Party and in such market as is determined by the Secured Party as being the most appropriate for such conversion. The Debtor shall in addition pay the reasonable costs of such conversion.

27.2      The indemnity set out in Clause 27.1:

     (a) is an obligation of the Debtor which is separate and independent from all other obligations of the Debtor under this Security Agreement and Promissory Note;

     (b) gives rise to a separate and independent cause of action and is secured by any other security granted by the Debtor to the Secured Party;

     (c) applies irrespective of any indulgence granted by or on behalf of the Secured Party; and

     (d) continues in full force and effect notwithstanding, and does not merge with, any order, judgment or decision of any court, tribunal, arbitration panel or administrative agency or as a result of any bankruptcy, receivership, liquidation or other insolvency type proceeding or otherwise as to any amount due under this Security Agreement and Promissory Note in connection therewith.

28.       ENUREMENT

          This Security Agreement shall enure to the benefit of the Secured Party and its successors and assigns, and shall be binding upon the successors and permitted assigns of the Debtor.

29.       INTERPRETATION

29.1      In this Security Agreement:

     (a) "the Act" means the Personal Property Security Act (British Columbia) and all regulations thereunder, as amended from time to time;

     (b) "Adjustment Amount" means any amount required to be adjusted between the parties as a result of the Annual Reconciliation Statement indicating a difference between tax actually paid by the Debtor and that deducted from proceeds in calculating Net After-Tax Proceeds over any given fiscal period.

     (c) "Annual Reconciliation Statement" means a statement to be provided by a "Certifying Officer" no later than four months after the end of each fiscal year of the Debtor setting forth the tax payable by the Debtor for the preceding fiscal year itemized as to all transactions triggering repayment obligations under section 6, reconciled to all previous Tax Calculation Statements provided to the Secured Party, accompanied by a copy of the tax return(s) that the Debtor has filed (or will file within the applicable filing period) and identifying any amounts which are to be adjusted between the parties because the Tax Calculation Statement accompanying any repayment understated or overstated the tax payable by the Debtor.

     (d) "Collateral" has the meaning set out in Clause 1 hereof and any reference to Collateral shall, unless the context otherwise requires, be deemed to be a reference to Collateral as a whole or any part thereof;

     (e)  "Company" means 360networks inc.;

     (f) "Net After-Tax Proceeds" means gross proceeds of a sale, distribution or other transaction, net of commissions and sales related fees including professional and filing fees and expenses incurred by the Debtor in connection with the sale, distribution or other transaction giving rise to the proceeds, and LESS the taxes (if any) estimated by the Debtor, acting reasonably and in good faith, to be payable by the Debtor in connection with such sale, distribution, or other transaction.

     (g) "Promissory Note" means that certain promissory note dated April 20, 2001 in the principal amount of US $82,305,000 made by the Debtor in favour of the Secured Party.

     (h)  "Tax Calculation Statement" means a statement certified by either
          (1) the Chief Financial Officer of the Debtor who is a Chartered Accountant in good standing, or (2) an accounting firm of national standing, (the "Certifying Officer") setting out the proceeds received by the Debtor and a statement of the selling commissions or fees and at statement of the calculation of the taxes in connection with the sale, distribution or other transaction giving rise to such proceeds.

     (i) "Units" means the units in the LLP described in paragraph 3 of Schedule A, and any additional units in the LLP from time to time acquired or held by the Debtor.

29.2 Words and expressions used herein that have been defined in the Act shall be interpreted in accordance with their respective meanings given in the Act unless otherwise defined herein or unless the context otherwise requires.

29.3 The invalidity or unenforceability of the whole or any part of any clause of this Security Agreement shall not affect the validity or enforceability of any other clause or the remainder of such clause.

29.4 The headings of the clauses of this Security Agreement have been inserted for reference only and do not define, limit, alter or enlarge the meaning of any provision of this Security Agreement.

29.5      This Security Agreement shall be governed by the laws of British
          Columbia.

30.       COPY OF AGREEMENT AND FINANCING STATEMENT

          The Debtor hereby:

     (a)  acknowledges receiving a copy of this Security Agreement; and

     (b) waives all rights to receive from the Secured Party a copy of any financing statement or financing change statement filed, or any verification statement received, at any time in respect of this Security Agreement.

31.       RECOURSE

          The Secured Party shall have recourse under this Security Agreement and the Promissory Note to, and only to, that Collateral listed in Schedule A hereto (which WFHL has represented and warranted are all of the assets of WFHL as at the date of this Security Agreement) and proceeds thereof and to any assets acquired by the Debtor after the date of this Agreement.

32.       ADDITIONAL PROVISIONS

32.1 All rights and remedies of the Secured Party under this Security Agreement shall be exercised in accordance with all applicable laws and regulatory requirements.

32.2 The Secured Party acknowledges that the shares of the Company are subject to the trust agreement made as of April 18, 2000 among the Debtor, GBM, the Company and Montreal Trust Company of Canada. The Secured Party will not take any action that would cause any Multiple Voting Shares of the Company to be converted to Subordinate Voting Shares of the Company.

32.3 The Secured Party acknowledges that the Security Interests over the GBM Note and the Secured Party's rights in respect of the GBM Note are subject to the rights of set-off and cancellation contained in the Master Agreement dated April 22, 2001 among GBM, the Debtor and the Company (the "Master Agreement") and that nothing in this Agreement shall limit or affect

     (a) GBM's right to reduce the amount due under the GBM Note in accordance with Section 10 of the Master Agreement; or

     (b) the right of the Debtor (or its assignee) to discharge amounts owed to GBM under the GBM Put (as defined in the Master Agreement) up to the full amount due under the GBM Note, by cancelling the amount owed by GBM under the GBM Note.

33.       COUNTERPARTS

          This Security Agreement may be executed in any number of counterparts with the same effect as if both parties had signed the same document. Both of these counterparts will for all purposes constitute one agreement, notwithstanding that both parties are not signatories to the same counterpart. A faxed copy or photocopy of this Agreement executed by the parties in counterpart shall constitute a properly executed, delivered and binding agreement.

                      (The next page is the signature page)

          IN WITNESS WHEREOF the Debtor and Secured Party have executed this Security Agreement this 22nd day of April, 2001.


WORLDWIDE FIBER HOLDINGS LTD.              360finance ltd.

Per: Signed_____________________           Per: Signed______________________